Exhibit 99.1

Press Release
For Immediate Release

Independent Bank Group Reports
Third Quarter Financial Results

McKINNEY, Texas, October 29, 2013 /GlobeNewswire/ -- Independent Bank Group, Inc. (NASDAQ: IBTX), the holding company for Independent Bank, today announced net income of $4.0 million, or $0.33 per diluted share, for the quarter ended September 30, 2013 compared to pro forma after tax net income of $3.0 million, or $0.39 per diluted share, for the quarter ended September 30, 2012 and $4.1 million, or $0.34 per diluted share, for the quarter ended June 30, 2013. Prior to April 1, 2013 and the initial public offering, the Company was an S corporation and did not incur federal income tax expense. As a result, pro forma adjustments for tax expense have been provided for comparability.

Highlights:

•
Core net income was $4.6 million, or $0.38 per diluted share, for the quarter ended September 30, 2013 compared to $3.3 million, or $0.42 per diluted share, for the quarter ended September 30, 2012 and $4.1 million, or $0.34 per diluted share, for the quarter ended June 30, 2013.

•	Loans held for investment grew at an annual rate of 11.5% in the third quarter and 18.2% for the first nine months of 2013.

•
Continued strong asset quality, as reflected by nonperforming assets to total assets ratio of 1.26%, a nonperforming loans to total loans ratio of 0.43%, and an annualized net charge-offs to average loans ratio of 0.12% at September 30, 2013.

•	The core efficiency ratio improved to 64.0% compared to 65.9% for third quarter 2012 and 65.0% for second quarter 2013.

•
On August 22, 2013, the Company announced the acquisition of Live Oak State Bank, a commercial bank located east of downtown Dallas with total assets of $122.9 million as of June 30, 2013. This is the second acquisition announced by the Company during the third quarter. The Company previously announced the acquisition of Collin Bank, Plano, Texas on July 19, 2013.

Independent Bank Group Chairman and Chief Executive Officer David R. Brooks said, “This was another successful quarter for our Company. We advanced our acquisition strategy by announcing two transactions and experienced continued organic growth in loans and deposits. Core earnings remained solid as we executed on our key strategies and maintained a stable net interest margin.”

Third Quarter 2013 Results:

Net Interest Income

•
Net interest income was $18.9 million for third quarter 2013 compared to $17.9 million for second quarter 2013 and $15.2 million for third quarter 2012. Excluding recognition of income from the repayment of acquired loans and the write-off of unamortized debt origination costs (second quarter 2013), the amounts were $18.7 million, $18.0 million and $15.1 million, respectively.

•
Net interest margin was 4.20% for third quarter 2013 compared to 4.16% for second quarter 2013 and 4.49% for third quarter 2012. Excluding recognition of income from the repayment of acquired loans and the write-off of unamortized debt origination costs (second quarter 2013), the net interest margin was 4.16% for third quarter 2013 compared to 4.20% for second quarter 2013 and 4.48% for third quarter 2012.

•
The yield on interest-earning assets was 4.85% for third quarter 2013 compared to 4.92% for second quarter 2013 and 5.46% for third quarter 2012. The earning assets yield continues to affected by the investment of the proceeds of the initial public offering in lower yielding assets pending deployment for acquisitions. The third quarter 2013 yield was also affected by a 15 basis point decline in loan yields net of accretion for purchased loans.

•
The average balance of total interest-earning assets grew by $67.3 million, or 3.9% (15.5% on an annualized basis), from the end of second quarter 2013 and totaled $1.788 billion compared to $1.721 billion at June 30, 2013 and compared to $1.344 billion at September 30, 2012. The third quarter increase in average interest-earning assets is due primarily to a $65.8 million increase in average loans. The year over year increase in interest-earning assets is due, in part, to the acquisition completed in the fourth quarter of 2012 as well as the retained proceeds from the initial public offering.

Noninterest Income

•	Total noninterest income decreased $281 thousand compared to second quarter 2013 and increased $364 thousand compared to third quarter 2012.

•	The decrease in noninterest income compared to second quarter 2013 is the result of a $140 thousand decrease in mortgage fee income and a $148 thousand decrease in gains on sale of other real estate.

•
The increase in noninterest income compared to third quarter 2012 reflects an increase of $422 thousand in deposit service fees and a $109 thousand increase in other income which is offset by a $151 thousand decrease in mortgage fee income.

Noninterest Expense

•	Total noninterest expense increased $1.3 million compared to second quarter 2013 and $2.9 million compared to third quarter 2012.

•
The increase in noninterest expense compared to second quarter 2013 is due primarily to increased acquisition expense of $483 thousand and a net increase in FDIC insurance assessment expense of $511 thousand resulting from a $253 thousand expense in the third quarter compared to a $258 thousand credit related to a prepaid assessment refund in the second quarter.

•
The increase in noninterest expense compared to the prior year period is primarily related to increases in compensation and occupancy expenses resulting from the acquisition completed in October 2012, the hiring of new lending teams and the opening of the Dallas and Austin branches. In addition, acquisition expense increased $268 thousand over the same quarter prior year.

Provision for Loan Losses

•
Provision for loan loss expense was $830 thousand for the quarter, a decrease of $249 thousand compared to $1.079 million for second quarter 2013 and a decrease of $183 thousand compared to $1.013 million during third quarter 2012. This decrease reflected reduced loan growth in the third quarter 2013 compared to the linked and prior year quarters.

•
The allowance for loan losses was $13.1 million, or 197.28% and 0.85% of nonperforming loans and total loans, respectively, at September 30, 2013, compared to $12.8 million, or 198.14% and 0.84% of nonperforming loans and total loans, respectively, at June 30, 2013, and compared to $10.9 million, or 96.83% and 0.89% of nonperforming loans and total loans, respectively, at September 30, 2012.

Income Taxes

•
The Company became a C corporation on April 1, 2013 and its results of operations now include federal income tax expense. Federal tax expense of $1.9 million was recorded for the quarter ended September 30, 2013, an effective rate of 32.7% compared to tax expense of $245 thousand and an effective rate of 4.0% for the quarter ended June 30, 2013. If the Company had been a C corporation in the second quarter of 2012, we estimate that our effective tax rate for that quarter would have been 32.2%.

•
In connection with the change in tax status on April 1, 2013, the Company recorded a deferred tax asset as of that date which resulted in a one time credit to federal income tax expense of $1.8 million. Net income after tax for the quarter ended September 30, 2013 was $4.0 million. On a pro forma basis, after tax net income would have been $4.1 million for the quarter ended June 30, 2013 compared to pro forma after tax income of $3.0 million for the quarter ended September 30, 2012.

Third Quarter 2013 Balance Sheet Highlights

Continued Growth

The Company’s underlying organic growth continued during the quarter and for the year. Overall asset quality remains strong and the Company remains well capitalized. Mr. Brooks stated, “While the pace of our loan growth has moderated from the second quarter, we continue to experience organic growth in loans and deposits consistent with historical trends.” Brooks continued, “Our announced acquisitions are on track for fourth quarter closings which will also enhance our year end position in total loans and deposits.”

Loans

•
Total loans held for investment were $1.556 billion at September 30, 2013 compared to $1.512 billion at June 30, 2013 and compared to $1.225 billion at September 30, 2012. This represented a 2.9% increase (11.5% on an annualized basis) since the previous quarter end and a 27.0% increase since September 30, 2012.

•	Since September 30, 2012, loan growth has been centered in commercial real estate loans ($183 million), C&I loans ($88 million), and residential real estate loans ($45 million).

•	Continued focus on commercial lending increased the C&I portfolio from $169.9 million (12.3% of total loans) at December 31, 2012 to $209.5 million (13.4% of total loans) at September 30, 2013.

Asset Quality

•
Total nonperforming assets remained low and stable at $24.7 million, or 1.26% of total assets at September 30, 2013, compared to $24.3 million, or 1.27% of total assets at June 30, 2013 and compared to $34.9 million, or 2.30% of total assets at September 30, 2012.

•
Total nonperforming loans also remained low at $6.7 million, or 0.43% of total loans at September 30, 2013, compared to $6.4 million, or 0.43% of total loans at June 30, 2013, and compared to $11.3 million, or 0.92% of total loans at September 30, 2012.

Deposits and Borrowings

•	Total deposits were $1.541 billion at September 30, 2013 compared to $1.485 billion at June 30, 2013 and compared to $1.213 billion at September 30, 2012.

•
The average cost of interest bearing deposits declined by four basis points during the third quarter to 0.54% compared to 0.58% during second quarter 2013 and by 27 basis points compared to 0.81% during the third quarter 2012.

•
Total borrowings (other than junior subordinated debentures) were $169.2 million at September 30, 2013, a decrease of $11.9 million from June 30, 2013 and an increase of $4.3 million from September 30, 2012.

•
Total borrowings declined during the third quarter 2013 due to the planned repayment of FHLB advances of $3.0 million and subordinated debt of $4.2 million in August 2013 and $4.7 million in September 2013.

Capital

•
The tangible common equity to tangible assets and the Tier 1 capital to average assets ratios were 9.72% and 10.74%, respectively, at September 30, 2013 compared to 9.74% and 10.91%, respectively, at June 30, 2013 and 6.09% and 6.93%, respectively, at September 30, 2012. The total stockholders’ equity to total assets ratio was 11.18%,11.24% and 7.77% at September 30, 2013, June 30, 2013 and September 30, 2012, respectively. The increase in capital ratios from prior year was due primarily to the capital received from the initial public offering.

•
Book value and tangible book value per common share were $18.09 and $15.49, respectively, at September 30, 2013 compared to $17.75 and $15.13, respectively, at June 30, 2013 and $14.57 and $11.21, respectively, at September 30, 2012.

•
Return on average assets and return on average equity (on an annualized basis) were 0.81% and 7.30%, respectively, for third quarter 2013 compared to 1.25% and 11.11%, respectively, for second quarter 2013 and 1.20% and 15.96%, respectively, for third quarter 2012. On a core pre-tax, pre-provision earnings basis, return on average assets and return on average equity (on an annualized basis) were 1.56% and 14.05%, respectively, for third quarter 2013 compared to 1.54% and 13.63%, respectively, for second quarter 2013 and 1.57% and 20.84%, respectively, for third quarter 2012.

Live Oak Acquisition

On August 22, 2013, the Company announced the execution of a definitive agreement to acquire Live Oak Financial Corp., the holding company of Live Oak State Bank, a Texas state chartered bank with total assets of $122.9 million, total deposits of $103.2 million, and total equity capital of $13.9 million as of June 30, 2013. Live Oak State Bank is a full service commercial bank with one office located in the Swiss Avenue/Lakewood area east of downtown Dallas.

•	Under the terms of the definitive agreement, the Company will pay aggregate cash consideration of $10 million and issue approximately 292,646 shares of common stock.

•
The number of shares of IBG common stock can be adjusted up or down if the volume weighted average price of the IBG common stock during the twenty trading days prior to closing is 10% more or 10% less than $34.18 per share, such that the maximum value of the IBG common stock at closing would be approximately $11 million and the minimum value of the IBG common stock would be approximately $9 million.

•	The aggregate cash consideration can also be adjusted downward if the tangible book value of Live Oak Financial Corp. is less than $13 million at closing.

•
Based upon the number of shares of Live Oak Financial Corp. common stock currently outstanding and the closing price of the Company common stock of $35.99 per share on October 7, 2013, the total consideration to be paid by the Company is valued at approximately $20.5 million.

•
The Company anticipates that the acquisition will be accretive to earnings per share immediately and slightly dilutive to tangible book value at closing with the dilution earned back in less than two years.

•
The merger has been approved by the Boards of Directors of both companies and is expected to close during the fourth quarter of 2013. The transaction is subject to certain conditions, including the approval by shareholders of Live Oak Financial Corp. and customary regulatory approvals. Operational integration is anticipated to begin during the first quarter of 2014.

About Independent Bank Group

Independent Bank Group, through its wholly owned subsidiary, Independent Bank, provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals. Independent Bank Group operates 29 banking offices in 26 communities in two market regions located in the Dallas/Fort Worth metropolitan area and the greater Austin area. As of September 30, 2013, Independent Bank Group had total assets of $1.955 billion, total loans of $1.556 billion and total deposits of $1.541 billion.

Conference Call

A conference call covering Independent Bank Group’s quarter earnings announcement will be held today, Tuesday, October 29, at 7:30 a.m. (CST) and can be accessed by calling 1-877-303-7611 and by identifying the conference ID number 93877540. A recording of the conference call will be available from October 29, 2013 through November 5, 2013 by accessing our website, www.independent-bank.com.

Forward-Looking Statements

From time to time, our comments and releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). Forward-looking statements can be identified by words such as “believes,” “anticipates,” “expects,” “forecast,” “guidance,” “intends,” “targeted,” “continue,” “remain,” “should,” “may,” “plans,” “estimates,” “will,” “will continue,” “will remain,” variations on such words or phrases, or similar references to future occurrences or events in future periods; however, such words are not the exclusive means of identifying such statements. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, and other financial items; (ii) statements of plans, objectives, and expectations of Independent Bank Group or its management or Board of Directors; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Forward-looking statements are based on Independent Bank Group’s current expectations and assumptions regarding its business, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Independent Bank Group’s actual results may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to: (1) local, regional, national, and international economic conditions and the impact they may have on us and our customers and our assessment of that impact; (2) volatility and disruption in national and international financial markets; (3) government intervention in the U.S. financial system, whether through changes in the discount rate or money supply or otherwise; (4) changes in the level of non-performing assets and charge-offs; (5) changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; (6) adverse conditions in the securities markets that lead to impairment in the value of securities in our investment portfolio; (7) inflation, deflation, changes in market interest rates, developments in the securities market, and monetary fluctuations; (8) the timely development and acceptance of new products and services and perceived overall value of these products and services by customers; (9) changes in consumer spending, borrowings, and savings habits; (10) technological changes; (11) the ability to increase market share and control expenses; (12) changes in the competitive environment among banks, bank holding companies, and other financial service providers; (13) the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities, and insurance) with which we and our subsidiaries must comply; (14) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, and other accounting standard setters; (15) the costs and effects of legal and regulatory developments including the resolution of legal proceedings; and (16) our success at managing the risks involved in the foregoing items and (17) the other factors that are described in the Company’s Form 10-Q for the quarter ended June 30, 2013 under the heading “Risk Factors” and other reports and statements filed by the Company with the SEC. Any forward-looking statement made by the Company in this release speaks only as of the date on which it is made. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP Financial Measures

In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. These measures and ratios include “core pre-provision earnings”, “tangible book value”, “tangible book value per common share”, “core efficiency ratio”, “Tier 1 capital to average assets”, “Tier 1 capital to risk weighted assets”, “tangible common equity to tangible assets”, “net interest margin excluding purchase accounting accretion”, “adjusted return on average assets” and “adjusted return on average equity” and are supplemental measures that are not required by, or are not presented in accordance with, accounting principles generally accepted in the United States. We consider the use of select non-GAAP financial measures and ratios to be useful for financial operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

We believe that these measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however we acknowledge that our non‑GAAP financial measures have a number of limitations relative to GAAP financial measures. Certain non-GAAP financial measures exclude items of income, expenditures, expenses, assets, or liabilities, including provisions for loan losses and the effect of goodwill, core deposit intangibles and income from accretion on acquired loans arising from purchase accounting adjustments, that we believe cause certain aspects of our results of operations or financial condition to be not indicative of our primary operating results. All of these items significantly impact our financial statements. Additionally, the items that we exclude in our adjustments are not necessarily consistent with the items that our peers may exclude from their results of operations and key financial measures and therefore may limit the comparability of similarly named financial measures and ratios. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statements tables.

Contacts:

Analysts/Investors:

Torry Berntsen President and Chief Operating Officer (972) 562-9004 tberntsen@independent-bank.com	Michelle Hickox Executive Vice President and Chief Financial Officer (972) 562-9004 mhickox@independent-bank.com

Media:

Eileen Ponce Marketing Director (469) 742-9437 eponce@independent-bank.com

Source: Independent Bank Group, Inc.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended September 30, 2013, June 30, 2013, December 31, 2012 and September 30, 2012
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the quarter ended
	September 30, 2013	June 30, 2013	December 31, 2012	September 30, 2012
Selected Income Statement Data
Interest income	$21,841	$21,105	$20,214	$18,454
Interest expense	2,926	3,255	3,423	3,299
Net interest income	18,915	17,850	16,791	15,155
Provision for loan losses	830	1,079	929	1,013
Net interest income after provision for loan losses	18,085	16,771	15,862	14,142
Noninterest income	2,451	2,732	3,556	2,087
Noninterest expense	14,650	13,384	13,329	11,736
Net income	3,959	5,874	6,089	4,493
Proforma net income-after tax (2)	n/a	4,114	4,256	3,046
Core net interest income (1)	18,728	17,996	16,656	15,117
Core Pre-Tax Pre-Provision Earnings (1)	7,618	7,208	6,392	5,868
Core Earnings (1) (2)	4,568	4,119	3,819	3,292

Per Share Data (Common Stock)
Earnings:
Basic	$0.33	$0.49	$0.74	$0.57
Diluted	0.33	0.49	0.74	0.57
Pro forma earnings:
Basic (2)	n/a	0.34	0.50	0.39
Diluted (2)	n/a	0.34	0.50	0.39
Core earnings:
Basic	0.38	0.34	0.46	0.42
Diluted	0.38	0.34	0.46	0.42
Dividends	0.06	—	0.38	0.30
Book value	18.09	17.75	15.06	14.57
Tangible book value (1)	15.49	15.13	11.19	11.21
Common shares outstanding	12,076,927	12,064,967	8,269,707	8,081,818

Selected Period End Balance Sheet Data
Total assets	$1,954,754	$1,905,851	$1,740,060	$1,516,070
Cash and cash equivalents	120,281	126,519	102,290	42,797
Securities available for sale	130,987	110,932	113,355	98,427
Loans, held for sale	4,254	8,458	9,162	4,692
Loans, held for investment	1,555,598	1,511,915	1,369,514	1,225,139
Allowance for loan losses	13,145	12,762	11,478	10,901
Goodwill and core deposit intangible	31,466	31,641	31,965	27,097
Other real estate owned	8,376	8,182	6,847	7,799
Adriatica real estate owned	9,678	9,656	9,727	15,836
Noninterest-bearing deposits	281,452	261,618	259,664	198,935
Interest-bearing deposits	1,259,296	1,223,511	1,131,076	1,013,675
Borrowings (other than junior subordinated debentures)	169,237	181,094	201,118	164,981
Junior subordinated debentures	18,147	18,147	18,147	14,538
Total stockholders' equity	218,511	214,182	124,510	117,732

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended September 30, 2013, June 30, 2013, December 31, 2012 and September 30, 2012
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the quarter ended
	September 30, 2013	June 30, 2013	December 31, 2012	September 30, 2012
Selected Performance Metrics
Return on average assets	0.81%	1.25%	1.43%	1.20%
Return on average equity	7.30	11.11	20.00	15.96
Pro forma return on average assets (2)	n/a	0.88	1.00	0.81
Pro forma return on average equity (2)	n/a	7.78	13.98	10.82
Adjusted return on average assets (1)	1.56	1.54	1.50	1.57
Adjusted return on average equity (1)	14.05	13.63	20.99	20.84
Net interest margin	4.20	4.16	4.41	4.49
Adjusted net interest margin (3)	4.16	4.20	4.35	4.48
Efficiency ratio	68.57	65.03	65.41	68.07
Core efficiency ratio (1)	64.02	64.98	66.30	65.85

Credit Quality Ratios
Nonperforming assets to total assets	1.26%	1.27%	1.59%	2.30%
Nonperforming loans to total loans	0.43	0.43	0.81	0.92
Allowance for loan losses to non-performing loans	197.28	198.14	104.02	96.83
Allowance for loan losses to total loans	0.85	0.84	0.84	0.89
Net charge-offs to average loans outstanding (annualized)	0.12	0.08	0.10	—

Capital Ratios
Tier 1 capital to average assets	10.74%	10.91%	6.45%	6.93%
Tier 1 capital to risk-weighted assets (1)	13.72	13.80	8.22	8.68
Total capital to risk-weighted assets	15.05	15.69	10.51	11.25
Total stockholders' equity to total assets	11.18	11.24	7.16	7.77
Tangible common equity to tangible assets (1)	9.73	9.74	5.42	6.09

(1) Non-GAAP financial measures. See reconciliation.
(2) Income tax expense calculated using effective tax rate as if the Company had been a C corporation for the periods presented prior to third quarter 2013 (32.8%, 30.1% and 32.2%, respectively). The three months ended June 30, 2013 excludes $1,760 tax credit related to the initial recording of the deferred tax asset.

(3) Excludes income recognized on acquired loans of $187, $77, $135 and $38, respectively and the recognition of a $223 expense related to the write-off of previously issued warrants related to subordinated debt retired in the second quarter of 2013.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Statements of Income
Three and nine months ended September 30, 2013 and 2012
(Dollars in thousands)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Interest income:
Interest and fees on loans	$21,140	$17,892	$62,347	$49,898
Interest on taxable securities	358	288	999	948
Interest on nontaxable securities	258	205	765	604
Interest on federal funds sold and other	85	69	256	226
Total interest income	21,841	18,454	64,367	51,676
Interest expense:
Interest on deposits	1,717	2,070	5,178	6,371
Interest on FHLB advances	819	609	2,475	1,696
Interest on notes payable and other borrowings	253	492	1,326	1,466
Interest on junior subordinated debentures	137	128	408	381
Total interest expense	2,926	3,299	9,387	9,914
Net interest income	18,915	15,155	54,980	41,762
Provision for loan losses	830	1,013	2,939	2,255
Net interest income after provision for loan losses	18,085	14,142	52,041	39,507
Noninterest income:
Service charges on deposit accounts	1,248	826	3,597	2,473
Mortgage fee income	957	1,108	3,120	2,965
Gain on sale of branch	—	51	—	51
Gain (loss) on sale of other real estate	—	(31)	173	(75)
Loss on sale of securities available for sale	—	—	—	(3)
Gain (loss) on sale of premises and equipment	5	(1)	4	(346)
Increase in cash surrender value of BOLI	80	82	240	245
Other	161	52	475	302
Total noninterest income	2,451	2,087	7,609	5,612
Noninterest expense:
Salaries and employee benefits	7,976	6,653	23,688	18,910
Occupancy	2,117	1,821	6,562	5,315
Data processing	357	292	969	851
FDIC assessment	253	211	241	624
Advertising and public relations	216	183	620	522
Communications	412	342	1,090	985
Net other real estate owned expenses (including taxes)	111	64	368	205
Operations of IBG Adriatica, net	228	213	600	741
Other real estate impairment	12	—	475	56
Core deposit intangible amortization	175	169	527	480
Professional fees	353	304	918	752
Acquisition expense, including legal	474	206	602	811
Other	1,966	1,278	5,297	3,579
Total noninterest expense	14,650	11,736	41,957	33,831
Income before taxes	5,886	4,493	17,693	11,288
Income tax expense	1,927	—	2,172	—
Net income	$3,959	$4,493	$15,521	$11,288
Pro Forma:
Income tax expense	n/a	1,447	5,798	3,635
Net income	n/a	$3,046	$11,895	$7,653

Consolidated Balance Sheets
As of September 30, 2013 and 2012 and December 31, 2012
(Dollars in thousands, except share information)
(Unaudited)

	September 30, 2013	September 30, 2012	December 31, 2012
Assets
Cash and due from banks	$29,281	$17,067	$30,920
Federal Reserve Excess Balance Account (EBA)	91,000	25,730	71,370
Cash and cash equivalents	120,281	42,797	102,290
Certificates of deposit held in other banks	348	10,411	7,720
Securities available for sale	130,987	98,427	113,355
Loans held for sale	4,254	4,692	9,162
Loans, net of allowance for loan losses	1,542,453	1,214,238	1,358,036
Premises and equipment, net	73,513	66,659	70,581
Other real estate owned	8,376	7,799	6,819
Adriatica real estate	9,678	15,836	9,727
Goodwill	28,742	23,935	28,742
Core deposit intangible, net	2,724	3,162	3,251
Federal Home Loan Bank (FHLB) of Dallas stock and other restricted stock	8,324	6,264	8,165
Bank-owned life insurance (BOLI)	11,164	10,842	10,924
Deferred tax asset	2,939	—	—
Other assets	10,971	11,008	11,288
Total assets	$1,954,754	$1,516,070	$1,740,060

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	281,452	198,935	259,664
Interest-bearing	1,259,296	1,013,675	1,131,076
Total deposits	1,540,748	1,212,610	1,390,740
FHLB advances	161,507	120,649	164,601
Notes payable	—	23,357	15,729
Other borrowings	4,460	12,439	12,252
Other borrowings, related parties	3,270	8,536	8,536
Junior subordinated debentures	18,147	14,538	18,147
Other liabilities	8,111	6,209	5,545
Total liabilities	1,736,243	1,398,338	1,615,550
Commitments and contingencies
Stockholders’ equity:
Common stock	121	81	83
Additional paid-in capital	209,840	84,780	88,791
Retained earnings	9,108	30,253	33,290
Treasury stock, at cost	—	(232)	(232)
Accumulated other comprehensive income	(558)	2,850	2,578
Total stockholders’ equity	218,511	117,732	124,510
Total liabilities and stockholders’ equity	$1,954,754	$1,516,070	$1,740,060

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Three months ended September 30, 2013 and 2012
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest earning assets and interest bearing liabilities together with the average yield on the interest earning assets and the average cost of the interest bearing liabilities for the periods presented.

	For The Three Months Ended September 30,
	2013			2012
	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate
Interest-earning assets:
Loans	$1,535,460	$21,140	5.46%	$1,208,578	$17,892	5.89%
Taxable securities	91,075	358	1.56	74,339	288	1.54
Nontaxable securities	29,926	258	3.42	23,490	205	3.47
Federal funds sold and other	131,422	85	0.26	37,415	69	0.73
Total interest-earning assets	1,787,883	$21,841	4.85	1,343,822	$18,454	5.46
Noninterest-earning assets	154,981			143,603
Total assets	$1,942,864			$1,487,425
Interest-bearing liabilities:
Checking accounts	$754,835	$952	0.50%	$597,287	$1,143	0.76%
Savings accounts	113,321	94	0.33	111,719	172	0.61
Money market accounts	56,161	39	0.28	34,527	32	0.37
Certificates of deposit	332,405	632	0.75	277,489	723	1.04
Total deposits	1,256,722	1,717	0.54	1,021,022	2,070	0.81
FHLB advances	162,009	819	2.01	105,720	609	2.29
Notes payable and other borrowings	13,819	253	7.26	42,523	492	4.60
Junior subordinated debentures	18,147	137	3.00	14,538	128	3.50
Total interest-bearing liabilities	1,450,697	2,926	0.80	1,183,803	3,299	1.11
Noninterest-bearing checking accounts	266,334			185,038
Noninterest-bearing liabilities	10,652			6,557
Stockholders’ equity	215,181			112,027
Total liabilities and equity	$1,942,864			$1,487,425
Net interest income		$18,915			$15,155
Interest rate spread			4.05%			4.35%
Net interest margin			4.20			4.49
Average interest earning assets to interest bearing liabilities			123.24			113.52

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Nine months ended September 30, 2013 and 2012
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest earning assets and interest bearing liabilities together with the average yield on the interest earning assets and the average cost of the interest bearing liabilities for the periods presented.

	For The Nine Months Ended September 30,
	2013			2012
	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate
Interest-earning assets:
Loans	$1,467,960	$62,347	5.68%	$1,118,586	$49,898	5.96%
Taxable securities	84,975	999	1.57	70,655	948	1.79
Nontaxable securities	31,464	765	3.25	22,800	604	3.54
Federal funds sold and other	113,906	256	0.30	54,060	226	0.56
Total interest-earning assets	1,698,305	$64,367	5.07	1,266,101	$51,676	5.45
Noninterest-earning assets	154,770			151,207
Total assets	$1,853,075			$1,417,308
Interest-bearing liabilities:
Checking accounts	$723,561	$2,861	0.53%	$552,889	$3,423	0.83%
Savings accounts	113,424	279	0.33	108,304	575	0.71
Money market accounts	50,125	103	0.27	32,600	95	0.39
Certificates of deposit	319,001	1,935	0.81	278,842	2,278	1.09
Total deposits	1,206,111	5,178	0.57	972,635	6,371	0.87
FHLB advances	163,702	2,475	2.02	96,688	1,696	2.34
Notes payable and other borrowings	20,826	1,326	8.51	40,824	1,466	4.80
Junior subordinated debentures	18,147	408	3.01	14,538	381	3.50
Total interest-bearing liabilities	1,408,786	9,387	0.89	1,124,685	9,914	1.18
Noninterest-bearing checking accounts	247,330			181,793
Noninterest-bearing liabilities	5,634			7,720
Stockholders’ equity	191,325			103,110
Total liabilities and equity	$1,853,075			$1,417,308
Net interest income		$54,980			$41,762
Interest rate spread			4.18%			4.27%
Net interest margin			4.33			4.41
Average interest earning assets to interest bearing liabilities			120.55			112.57

Independent Bank Group, Inc. and Subsidiaries
Loan Portfolio Composition
As of September 30, 2013 and 2012 and December 31, 2012
(Dollars in thousands)
(Unaudited)

The following table sets forth loan totals by category as of the dates presented:
	September 30, 2013		September 30, 2012		December 31, 2012
	Amount	% of Total	Amount	% of Total	Amount	% of Total
Commercial	$209,453	13.4%	$121,208	9.9%	$169,882	12.3%
Real estate:
Commercial real estate	768,427	49.3	585,568	47.6	648,494	47.0
Commercial construction, land and land development	95,661	6.1	89,298	7.3	97,329	7.1
Residential real estate (1)	335,566	21.5	291,006	23.7	315,349	22.9
Single-family interim construction	77,493	5.0	68,016	5.5	67,920	4.9
Agricultural	31,445	2.0	34,890	2.8	40,127	2.9
Consumer	41,747	2.7	39,744	3.2	39,502	2.9
Other	60	—	101	—	73	—
Total loans	1,559,852	100.0%	1,229,831	100.0%	1,378,676	100.0%
Allowance for losses	(13,145)		(10,901)		(11,478)
Total loans, net	$1,546,707		$1,218,930		$1,367,198
(1) Includes loans held for sale at September 30, 2013, September 30, 2012 and December 31, 2012 of $4,254, $4,692 and $9,162, respectively.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
Three Months Ended September 30, 2013, June 30, 2013, December 31, 2012 and September 30, 2012
(Dollars in thousands, except for share data)
(Unaudited)

		For the Three Months Ended
		September 30, 2013	June 30, 2013	December 31, 2012	September 30, 2012
Net Interest Income - Reported	(a)	$18,915	$17,850	$16,791	$15,155
Write-off of debt origination warrants		—	223	—	—
Income recognized on acquired loans		(187)	(77)	(135)	(38)
Adjusted Net Interest Income	(b)	18,728	17,996	16,656	15,117
Provision Expense - Reported	(c)	830	1,079	929	1,013
Noninterest Income - Reported	(d)	2,451	2,732	3,556	2,087
Gain on sale of branch		—	—	—	(51)
Loss / (Gain) on Sale of OREO		—	(148)	(1,210)	31
Loss / (Gain) on Sale of PP&E		(5)	2	—	1
Adjusted Noninterest Income	(e)	2,446	2,586	2,346	2,068
Noninterest Expense - Reported	(f)	14,650	13,384	13,329	11,736
Adriatica Expenses		(228)	(175)	(91)	(213)
OREO Impairment		(12)	(15)	(38)	—
FDIC refund		—	504	—	—
IPO related stock grant and bonus expense		(380)	(333)	—	—
Acquisition Expense		(474)	9	(590)	(206)
Adjusted Noninterest Expense	(g)	13,556	13,374	12,610	11,317
Pre-Tax Pre-Provision Earnings	(a) + (d) - (f)	$6,716	$7,198	$7,018	$5,506
Core Pre-Tax Pre-Provision Earnings	(b) + (e) - (g)	$7,618	$7,208	$6,392	$5,868
Core Earnings (2)	(b) - (c) + (e) - (g)	$4,568	$4,119	$3,819	$3,292
Reported Efficiency Ratio	(f) / (a + d)	68.57%	65.03%	65.40%	68.07%
Core Efficiency Ratio	(g) / (b + e)	64.02%	64.98%	66.30%	65.85%
Adjusted Return on Average Assets (1)		1.56%	1.54%	1.50%	1.57%
Adjusted Return on Average Equity (1)		14.05%	13.63%	20.99%	20.84%
Total Average Assets		$1,942,864	$1,877,627	$1,698,779	$1,487,425
Total Average Stockholders' Equity		$215,181	$212,134	$121,121	$112,027
(1) Calculated using core pre-tax pre-provision earnings
(2) Assumes actual effective tax rate of 32.7%, 32.8%, 30.1% and 32.2%, respectively.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
As of September 30, 2013 and 2012 and December 31, 2012
(Dollars in thousands, except per share information)
(Unaudited)

Tangible Book Value Per Common Share
	September 30,		December 31,
	2013	2012	2012
Tangible Common Equity
Total stockholders' equity	$218,511	$117,732	$124,510
Adjustments:
Goodwill	(28,742)	(23,935)	(28,742)
Core deposit intangibles	(2,724)	(3,162)	(3,251)
Tangible common equity	$187,045	$90,635	$92,517
Common shares outstanding	12,076,927	8,081,818	8,269,707

Book value per common share	$18.09	$14.57	$15.06
Tangible book value per common share	15.49	11.21	11.19

Tier 1 Capital to Risk-Weighted Assets Ratio
	September 30,		December 31,
	2013	2012	2012
Tier 1 Common Equity
Total stockholders' equity - GAAP	$218,511	$117,732	$124,510
Adjustments:
Unrealized (gain) loss on available-for-sale securities	558	(2,850)	(2,578)
Goodwill	(28,742)	(23,935)	(28,742)
Other intangibles	(2,724)	(3,162)	(3,251)
Qualifying Restricted Core Capital Elements (TRUPS)	17,600	14,100	17,600
Tier 1 common equity	$205,203	$101,885	$107,539
Total Risk-Weighted Assets
On balance sheet	$1,468,803	$1,162,924	$1,297,795
Off balance sheet	26,536	10,885	10,860
Total risk-weighted assets	$1,495,339	$1,173,809	$1,308,655
Total stockholders' equity to risk-weighted assets ratio	14.61%	10.03%	9.51%
Tier 1 common equity to risk-weighted assets ratio	13.72	8.68	8.22